Exhibit 99.1

830 Winter Street, Waltham, MA 02451-1477	TEL: (781) 895-0600 FAX: (781) 895-0611

Contact:

For Investors:

Carol Hausner

Executive Director, Investor Relations and Corporate Communications ImmunoGen, Inc. (781) 895-0600 info@immunogen.com

For Media:

Adriana Jenkins The Yates Network Tel: 617-744-1713

ImmunoGen, Inc. Reports Third Quarter Fiscal Year 2010 Financial Results

— Advancing Product Pipeline with Potential for First Product Royalties in Fiscal Year 2011 —

WALTHAM, MA, April 29, 2010 — ImmunoGen, Inc. (Nasdaq: IMGN), a biotechnology company that develops targeted anticancer products using its antibody expertise and Targeted Antibody Payload (TAP) technology, today announced financial results for the three-month period ended March 31, 2010 — the third quarter of the Company’s 2010 fiscal year (3QFY10).

“Favorable clinical data are demonstrating the value of our TAP technology,” commented Daniel Junius, President and CEO. “Roche plans to apply in 2010 for marketing approval of T-DM1 for the treatment of advanced HER2+ breast cancer. Additionally, they plan to initiate a Phase III trial assessing T-DM1 as a first-line treatment for HER2+ metastatic breast cancer and also to report preliminary Phase II data on this use during the second half of 2010. During that time period, sanofi-aventis expects to begin Phase II testing with their first TAP compound, SAR3419, and we plan to initiate a randomized trial assessing our lorvotuzumab mertansine compound for the treatment of small-cell lung cancer.”

Mr. Junius continued, “We’re focused on strategically and aggressively advancing our own product candidates. In addition to the progress being made with lorvotuzumab mertansine and IMGN388, we plan to file an IND with our next wholly owned compound in 2011. We expect three to five additional compounds to enter the clinic by late 2011 through our collaborative partners. Importantly, we potentially could start receiving a sustained and growing inflow of cash from product royalties in our 2011 fiscal year.”

Clinical Pipeline Highlights

Trastuzumab-DM1 (T-DM1)

•                  Regulatory submission in 2010 — Roche disclosed that, based on discussions with the US FDA, it plans to submit a T-DM1 marketing application for the treatment of advanced(1) HER2+ metastatic breast cancer (MBC) in 2010. Roche noted that the basis for this application is to be the positive Phase II data presented at the San Antonio Breast Cancer Symposium in December 2009.

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•                  Clinical data at ASCO — Interim data are scheduled to be reported at the ASCO annual meeting in June from the Phase Ib/II trial assessing T-DM1 used with pertuzumab.

•                  1st-line Phase III trial start — Roche disclosed it expects patient dosing to begin in 2H2010 in the Phase III MARIANNE trial comparing T-DM1 (used alone) vs. T-DM1 plus pertuzumab vs. trastuzumab plus a taxane for 1st-line treatment of HER2+ MBC.

•                  1st-line clinical data at ESMO — Roche disclosed it expects preliminary data to be reported at the ESMO annual meeting in October from the Phase II trial comparing T-DM1 (used alone) vs. trastuzumab plus docetaxel for 1st-line treatment of HER2+ MBC.

•                  2nd-line Phase III trial status — Over 150 clinical sites are participating in the Phase III EMILIA trial, which compares T-DM1 (used alone) vs. lapatinib plus capecitabine in patients with HER2+ MBC who were previously treated with trastuzumab and a taxane. Roche has indicated patient enrollment in this study is on schedule.

Lorvotuzumab mertansine (formerly IMGN901)

•                  Clinical data at ESMO — ImmunoGen intends to report interim data at the ESMO meeting from the Phase I trial assessing this compound for the treatment of CD56+ solid tumors. The expansion phase of this trial, which is underway, focuses on small-cell lung cancer (SCLC), Merkel cell carcinoma (MCC), and ovarian cancer.

•                  Initiation of SCLC clinical trial — ImmunoGen expects to initiate a Phase I/II randomized trial evaluating lorvotuzumab mertansine for 1st-line treatment of SCLC by late 2010.

•                  Clinical data at ASH — Interim data are expected to be reported at the ASH annual meeting in December from one or both of the early-stage trials being conducted in CD56+ multiple myeloma — one assessing lorvotuzumab mertansine as a single agent and one assessing it used with lenalidomide and dexamethasone.

•                  Initiation of pivotal testing in MCC — ImmunoGen expects to make a go/no go decision on initiation of pivotal testing with this compound in MCC by the end of 2010 based on findings in the expansion phase of the solid tumor study underway and on meetings with regulatory agencies. Orphan drug designation has now been received in the EU and US.

IMGN388

•                  Clinical data at ASCO — Interim data are scheduled to be reported at the ASCO annual meeting from the dose-escalation Phase I trial underway.

SAR3419

•                  SAR3419 is expected to begin Phase II testing for the treatment of non-Hodgkin’s lymphoma in 2H2010.

•                  Data from the Phase I weekly dosing trial are expected to be reported at the ASH annual meeting.

Other Compounds

•                  BT-062 and BIIB015 continue to progress in Phase I testing.

•                  ImmunoGen expects two additional compounds to advance into clinical testing in 2010 through the Company’s collaboration with sanofi-aventis.

•                  The Company expects 2-4 additional product candidates to enter the clinic in 2011, including the next wholly owned ImmunoGen compound.

Financial Results

ImmunoGen reported a net loss of $12.1 million, or $0.21 per basic and diluted share, for 3QFY10 compared to a net loss of $4.6 million, or $0.09 per basic and diluted share, for the same period last year.

Revenues were $3.3 million in 3QFY10, compared to $8.2 million for the same period last year. Revenues in 3QFY10 include $1.8 million of research and development support fees, compared to $0.9 million for the same period last year. Revenues in 3QFY10 also include $1.3 million of license and milestone fees and $0.2 million of clinical material reimbursement, compared to $7.3 million and $4,000, respectively, for the same quarter last year. Revenue in the prior year period included a $6.5 million payment earned with the achievement of a clinical milestone by a partner.

Operating expenses in 3QFY10 were $15.5 million, compared to $12.7 million in the same period last year. Operating expenses in 3QFY10 include research and development expenses of $12.1 million and general and administrative expenses of $3.4 million, compared to $9.5 million and $3.2 million, respectively, for the same quarter last year.  The increase in research and development expenses for 3QFY10 versus the prior-year period is primarily due to increased preclinical and clinical costs related to development of ImmunoGen product candidates and to less manufacturing overhead being allocated to partners for production of clinical materials.

ImmunoGen had approximately $42.2 million in cash and marketable securities as of March 31, 2010, compared with $71.1 million as of June 30, 2009, and had no debt outstanding in either period. During the first nine months of fiscal 2010, cash used in operations was $30.9 million, compared to $3.0 million during the same period last year. The increase in cash used was driven principally by reduced cash inflow from upfront and milestone payments in fiscal 2010 compared to the same period last year, and also to the greater net loss and the timing of payment of incentive compensation. Capital expenditures were $1.1 million for the first nine months of fiscal 2010 compared to $1.5 million for the same period in fiscal 2009.

Financial Guidance

ImmunoGen expects its net loss for its fiscal year ending June 30, 2010 to be between $53-56 million, its cash used in operations to be between $38-41 million, and its capital expenditures to be between $1-2 million — all unchanged from previous guidance. Cash and marketable securities at June 30, 2010 are anticipated to be between $33-35 million, also unchanged from previous guidance.

“We continue to focus on building shareholder value by investing in our proprietary clinical and preclinical product candidates and leveraging our TAP technology to generate cash,” commented Gregory Perry, Senior Vice President and CFO.

About ImmunoGen’s Targeted Antibody Payload (TAP) Technology

We use tumor-targeting manufactured antibodies to deliver one of our highly potent cell-killing agents specifically to cancer cells, to kill tumors while avoiding the damage to healthy tissue seen with untargeted therapies. Our cell-killing agents (DM1, DM4) are 1,000 — 10,000-fold more potent than traditional chemotherapy drugs and are designed for attachment to antibodies using one of our engineered linkers. Our linkers keep the cell-killing agent attached to the antibody while it is traveling through the bloodstream to the tumor sites and control the agent’s release once inside a cancer cell.

We use our cell-killing agents and linkers with our own antibodies to create compounds for our own product pipeline. We also outlicense our technology.

About the Pipeline Compounds Discussed

T-DM1 comprises ImmunoGen’s DM1 cancer-cell killing agent linked to the HER2-targeting antibody, trastuzumab, developed by Genentech, a wholly owned member of the Roche Group. T-DM1 is in global development by the Roche Group under a collaboration agreement between Genentech and ImmunoGen.

Lorvotuzumab mertansine consists of our DM1 attached to our CD56-targeting antibody and is wholly owned by ImmunoGen. This TAP compound is a potential treatment for CD56+ cancers, including small-cell lung cancer, Merkel cell carcinoma, ovarian cancer, carcinoid/neuroendocrine tumors, and multiple myeloma.

SAR3419 is in development by sanofi-aventis under a license agreement with ImmunoGen. It consists of a CD19-targeting antibody developed by ImmunoGen with our DM4 attached.

IMGN388 is a potential treatment for solid tumors and is in development by ImmunoGen. It consists of our DM4 attached to an integrin-targeting antibody developed by Centocor, which has certain opt-in rights.

BT-062 and BIIB015 are in Phase I testing through our collaborations with Biotest and Biogen Idec, respectively.   ImmunoGen has certain opt-in rights to BT-062.

About ImmunoGen, Inc.

ImmunoGen, Inc. develops targeted anticancer therapeutics using its expertise in cancer biology, monoclonal antibodies and the creation and attachment of potent cell-killing agents. The Company’s TAP technology uses antibodies to deliver one of ImmunoGen’s potent cell-killing agents specifically to tumor targets. In addition to the Company’s product pipeline, compounds utilizing the TAP technology are in clinical testing through ImmunoGen’s collaborations with Genentech (a wholly owned member of the Roche Group), sanofi-aventis, Biogen Idec and Biotest. The most advanced compound, T-DM1, is in Phase III testing being conducted by Genentech/Roche. Other ImmunoGen collaborative partners include Bayer HealthCare and Amgen. More information about ImmunoGen can be found at www.immunogen.com.

(1) Patients in this Phase II trial must have had prior treatment with at least two lines of anti-HER2 therapy in the metastatic setting, and must have received an anthracycline, a taxane,

trastuzumab, lapatinib and capecitabine in the neoadjuvant, adjuvant, locally advanced or metastatic setting.

This press release includes forward-looking statements based on management’s current expectations. These statements include, but are not limited to, ImmunoGen’s expectations related to: the Company’s net loss, cash used in operations and capital expenditures in its 2010 fiscal year; its cash and marketable securities as of June 30, 2010; the advancement of T-DM1, including the occurrence and timing of the potential submission for marketing approval to the US FDA and the outcome and timing of this potential regulatory review; the Company’s and its collaboration partners’ clinical trial activity and presentation of clinical data. For these statements, ImmunoGen claims the protection of the safe harbor for forward-looking statements provided by the Private Securities Litigation Reform Act of 1995. Various factors could cause ImmunoGen’s actual results to differ materially from those discussed or implied in the forward-looking statements, and you are cautioned not to place undue reliance on these forward-looking statements, which are current only as of the date of this release. Factors that could cause future results to differ materially from such expectations include, but are not limited to: the outcome of ImmunoGen’s research and clinical development processes; the outcome of ImmunoGen’s collaboration partners’ research and clinical development processes; the difficulties inherent in the development of novel pharmaceuticals, including uncertainties as to the timing, expense and results of preclinical studies, clinical trials and regulatory processes; ImmunoGen’s ability to financially support its product programs; ImmunoGen’s dependence on collaborative partners; industry merger and acquisition activity; and other factors more fully described in ImmunoGen’s Annual Report on Form 10-K for the fiscal year ended June 30, 2009 and other reports filed with the Securities and Exchange Commission.

- Financials Follow -

IMMUNOGEN, INC.

SELECTED FINANCIAL INFORMATION

(in thousands, except per share amounts)

CONDENSED CONSOLIDATED BALANCE SHEETS

(Unaudited)

	March 31,	June 30,
	2010	2009
ASSETS

Cash, cash equivalents and marketable securities	$42,217	$71,125
Other assets	26,983	29,579

Total assets	$69,200	$100,704

LIABILITIES AND SHAREHOLDERS’ EQUITY

Current liabilities	$11,375	$11,128
Long-term portion of deferred revenue and other long-term liabilities	21,874	22,719
Shareholders’ equity	35,951	66,857

Total liabilities and shareholders’ equity	$69,200	$100,704

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited)

	Three Months Ended		Nine Months Ended
	March 31,		March 31,
	2010	2009	2010	2009

Revenues:
License and milestone fees	$1,266	$7,314	$3,924	$14,303
Clinical materials reimbursement	243	4	1,727	2,985
Research and development support	1,805	908	3,870	6,398

Total revenues	3,314	8,226	9,521	23,686

Expenses:
Research and development	12,091	9,493	36,490	34,241
General and administrative	3,447	3,243	10,925	10,442

Total operating expenses	15,538	12,736	47,415	44,683

Loss from operations	(12,224)	(4,510)	(37,894)	(20,997)

Other (loss)/income, net	(3)	(100)	122	(213)

Loss before taxes	(12,227)	(4,610)	(37,772)	(21,210)

(Benefit)/provision for income taxes	(103)	—	(265)	(100)

Net loss	$(12,124)	$(4,610)	$(37,507)	$(21,110)

Net loss per common share, basic and diluted	$(0.21)	$(0.09)	$(0.66)	$(0.41)

Average common shares outstanding, basic and diluted	57,365	51,037	57,183	50,880